SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
SYNAVANT Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Press Release Announcing Signing of Definitive Purchase Agreement

        ATLANTA, GA, March 16, 2003—SYNAVANT Inc. (Nasdaq:SNVT), a global leader in pharmaceutical Customer Relationship Management (CRM) and Interactive Marketing (IM) services for the biopharmaceutical industry today announced the signing of a Definitive Agreement for the sale of its global IM business to Groupe CEGEDIM (CEGEDIM) for $43.5 million in cash.

        "After a thorough review of strategic alternatives available to the Company, it became apparent that our CRM technology services and Interactive Marketing businesses have different characteristics and that shareholder value could be enhanced by their separation," said Wayne P. Yetter, SYNAVANT Chairman and Chief Executive Officer. "The valuation placed on our IM business by this transaction recognizes the significant value that is derived from this component of our business. Therefore, our board of directors has approved this transaction and is recommending the transaction to our shareholders," stated Yetter. "Furthermore, the sale of our IM Division allows management to focus on enhancing shareholder value through the continued transition of our CRM technology services business. We will utilize the proceeds received from this transaction to continue the restructure of our remaining business operations, downsize our corporate infrastructure to improve profitability and settle certain liabilities. Our board will consider all strategic alternatives available to it to enhance the value of our remaining business, which may include further development of and investment in the business or other strategic transactions. The company expects that a portion of the proceeds from the sale of our IM Division will be distributed to shareholders, but no decision has been made as to the amount, timing, or form of such distribution," Yetter added.

        Since its spin-off from IMS Health in August 2000, SYNAVANT's IM Division has remained constant in its overall strategic direction. However, the CRM technology services component has shifted its focus from the development of proprietary sales force automation software for the pharmaceutical industry to a services model providing implementation, data management, analytics, help desk, hardware, training and other specialist services to support Siebel ePharma and other emerging technologies. The Company continues to believe that leading pharmaceutical companies are embracing these new technologies to support their multi-channel marketing strategies that leverage their sales force, internet, call center and other channels to interact and grow relationships with their customers.

        CEGEDIM is a multi-national provider of technologies and services relating to medical information for healthcare professionals and pharmaceutical companies. The sale of SYNAVANT's IM business to CEGEDIM strengthens CEGEDIM's position in North America and dovetails with its strategy to enhance its position as a global provider of medical information and direct marketing solutions. CEGEDIM's expanded global presence and strengthened local support are expected to produce immediate benefits for SYNAVANT's IM customers. As part of the transaction, CEGEDIM will purchase the company's PharbaseSM database. SYNAVANT and CEGEDIM have also signed a long-term marketing and co-operation agreement whereby SYNAVANT's current and future CRM technology customers will continue to have access to PharbaseSM data, and SYNAVANT will continue to facilitate the enrichment of that data through its customers' CRM and sales force automation systems.

        For the twelve months ended September 2002, SYNAVANT's IM Division generated approximately $50 million in revenue, net of postage re-billed to customers. Approximately 50 percent of this amount was generated in the United States.

        The transaction is subject to approval by SYNAVANT shareholders, regulatory approvals and other customary closing conditions. The Company expects the transaction to close in the second or third quarter of 2003.

        A copy of the Definitive Agreement will be filed shortly via an 8-K Filing with the SEC. The Company's Proxy Statement for the transaction to be filed with the SEC will contain more information about the transaction. SYNAVANT's 2002 earnings are scheduled for release on March 21, 2003.

        Alterity Partners, LLC acted as financial advisor to SYNAVANT for this transaction.

        About SYNAVANT

        SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services—including hardware services and computer systems validations—and over 30 years of healthcare expertise. Its comprehensive, global solutions include pharmaceutical Customer Relationship Management (CRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 21 countries. Additional information is available at http://www.synavant.com.

Letter from SYNAVANT to its Employees

Dear SYNAVANT colleague

        You will know by now that SYNAVANT is to be separated into its two core businesses, Interactive Marketing and CRM technology services and solutions, with the Interactive Marketing business (including PharbaseSM) being sold to Groupe CEGEDIM for a cash sum of $43.5 million. Our intention is for this transaction to close in second or third quarter 2003, following which SYNAVANT will focus its full attention on our global CRM technology services and solutions business. At completion, SYNAVANT Interactive Marketing employees will transfer to CEGEDIM. Our Global Strategic Solutions (GSS) group is not included in this transaction. It will remain part of SYNAVANT and its offerings will enhance our CRM services and solutions focus.

        I would like to explain briefly the reasons behind our Board's decision to recommend the CEGEDIM transaction to our shareholders. SYNAVANT's two core businesses—Interactive Marketing (IM) and CRM technology services and solutions (CRM)—are inherently valuable and produce meaningful cash flows. While we have made significant progress in transforming each of these core businesses, it has become apparent that they have different characteristics and that shareholder value could be enhanced by their separation. The valuation placed on our IM business in this transaction recognizes the significant value that is derived from this component of our business.

        After extensive consideration of all possible options to enhance value for our shareholders, our Board of Directors concluded that the best way forward was to seek a strategic transaction with a company that has a strong interest in seeing our IM business continue to grow. For the past several months, therefore, my management team and I have been considering appropriate transaction opportunities with guidance from our advisors, Alterity Partners.

        The transaction we announced today is the result of this process. My management team and our Board of Directors have concluded that proceeding with the sale of our IM business to Groupe CEGEDIM is in the best interest of our employees, investors and customers.

        By pursuing this transaction, we will be able to focus on enhancing shareholder value through the continued transition of our CRM technology services business, complemented by our GSS offerings and the capture of significant new customer opportunities.

        For our customers, CEGEDIM's expanded global presence and strengthened local support is expected to produce immediate benefits. Similarly, we hope that SYNAVANT's improved financial strength will help address market questions that previously may have deterred some companies from placing their CRM business with us.

        As part of the transaction, CEGEDIM will purchase SYNAVANT's PharbaseSM database of medical professionals (not available in the USA and Latin America). We have signed a long-term marketing and co-operation agreement whereby SYNAVANT's current and future CRM customers will continue to have access to PharbaseSM data, and we will continue to facilitate the enrichment of that data through their CRM and sales force automation systems.

        We intend to use the cash proceeds from this transaction to continue the transition and restructure of our CRM technology and consulting operations to improve profitability, settle certain liabilities and ensure availability of appropriate working capital levels. We will also utilize resources to downsize our corporate infrastructure and review our approach to unprofitable markets. In addition, we intend to make a distribution of some portion of the proceeds to shareholders.

        Between now and the closing we will be working with CEGEDIM to prepare detailed plans for integrating our two businesses. We shall be reviewing also the CRM business so that we move forward with the best infrastructure to support a profitable, more nimble and competitive operation. The new, resulting core business will position us better than ever before to serve our CRM customers with innovative, high value solutions. Furthermore, our Board will consider all strategic alternatives available to enhance the value of our CRM technology and consulting services business going forward. This may include further development of and investment in the business, or other strategic transactions. As we contemplate the positive future of both the IM and CRM businesses, I assure you that we will make every effort to ensure SYNAVANT employees are treated fairly and considerately.

        While I appreciate that a change of this nature may, for a short period of time, create some uncertainty, it is essential for the future of both businesses that we continue to drive our IM and CRM activities, increase our pipelines and pull through additional new contracts and customer wins. Everyone within today's SYNAVANT organization has a part to play to ensure our business continues to progress during the transition activities.

        As the CEGEDIM transaction moves forward, we will keep you informed of our progress through email, SYNAVANT Global and verbal briefings from your manager. In the meantime, we have tried to address the general issues and concerns you may have in the documents accompanying this letter. If you have further questions please feel free to discuss these with your local senior manager or to email them to me via an email box we have set up especially for the transaction: SYNAVANT Questions.

        I hope you share the excitement of this positive, new era in the development of our core businesses and the opportunities that these changes will create.

Sincerely

/s/ WAYNE P. YETTER

Wayne P. Yetter
Chairman and Chief Executive Officer

        In connection with its upcoming special meeting of stockholders, the Company intends to file a preliminary proxy statement with the Securities and Exchange Commission. SYNAVANT STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND THE DEFINITIVE PROXY STATEMENT WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and other material (when available) and any other documents that may be filed by SYNAVANT with the Securities and Exchange Commission in connection with the special meeting at the Securities and Exchange Commission's website at www.sec.gov. Stockholders of SYNAVANT may also obtain free copies of the proxy statement (when available) and other documents filed by SYNAVANT in connection with the special meeting by directing a request to: SYNAVANT Inc. at 3445 Peachtree Road, NE, Suite 1400, Atlanta, Georgia 30326, Attention: Vincent J. Napoleon, Corporate Secretary. SYNAVANT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SYNAVANT stockholders in favor of the proposals to be presented by SYNAVANT at the special meeting. These directors and executive officers include the following: Wayne P. Yetter, Peter H Fuchs, Robert J. Kamerschen, H. Eugene Lockhart, Mary A. Madden, Barry L. Williams, Clifford A. Farren, Jr., Vincent J. Napoleon, Kenneth Tyson and Timothy E. Waller. Collectively, as of March 17, 2003, the directors and executive officers of SYNAVANT may be deemed to beneficially own approximately 8.34% of the outstanding shares of SYNAVANT's common stock.